                                                                       Exhibit 5

                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110

                               December 18, 2001

NeoGenesis Pharmaceuticals, Inc.
840 Memorial Drive
Cambridge, MA 02139

   Re: Registration Statement on Form S-1 under the Securities Act of 1933, AS AMENDED (FILE NO. 333-73508)
        --------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to NeoGenesis Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), in connection with the registration under the Securities Act of 1933, as amended (the "ACT"), of up to 7,130,000 shares (collectively, the "SHARES") of the Company's Common Stock, $.001 par value per share, to be offered by the Company pursuant to a Registration Statement on Form S-1 (Reg. No. 333-73508), initially filed by the Company with the Securities and Exchange Commission (the "COMMISSION") on November 16, 2001 (the "REGISTRATION STATEMENT ").

     As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates. We have further assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

     As to our opinion below regarding the due authorization of the Shares, we have assumed the due adoption of resolutions of the Board of Directors of the Company presented to us in draft form and represented to us by the officers of the Company as having been adopted at a meeting of the Board of Directors. We have also assumed that an Underwriting Agreement by and between the Company and the representatives of the underwriters named in the Registration Statement (the "UNDERWRITING AGREEMENT") substantially in the form of EXHIBIT 1 to the Registration Statement, will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Shares will be sold and transferred only upon the payment therefor as provided in the Underwriting Agreement. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws. Subject to the foregoing, it is our opinion that the Shares have been duly authorized and when issued and paid for in accordance with the terms of the underwriting agreement described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal matters" in the Prospectus included in the Registration Statement.



                                          Very truly yours,


                                          /s/ Bingham Dana LLP

                                          BINGHAM DANA LLP